EXHIBIT 99.1

PRESS RELEASE For Immediate Release	Contact Lynn Felsinger Visualant, Inc. 206.903.1351 phone 206.903.1352 fax lynn@visualant.net

Visualant Announces Formation of Japanese Subsidiary
Company Positioned for Entry into Japanese Market

Seattle, WA., April 15, 2008/PRNewswire-Visualant, Inc. (OTC BB: VSUL), a technology company developing powerful spectral data-based security, diagnostic and quality control solutions, today announced the formation of a majority owned Japanese subsidiary.

Visualant Kabushiki Kaisha (“KK”) is headquartered in Tokyo, Japan.  The Chairman of Visualant KK is Dr. Masahiro Kawahata, who also serves as a member of the Board of Directors of the parent company, Visualant, Inc.

Visualant KK Chairman Dr. Masahiro Kawahata said, “We have begun concrete discussions with Japanese license partners and look forward to building strong relationships between Visualant and the Japanese marketplace.”

Visualant Chairman and Co-Founder, Ron Erickson, stated, “We see the expansion of Visualant into the Japanese market place as a key strategic move.  It will allow us to closely align with manufacturers and systems suppliers who can integrate the Visualant technology into solutions for their global customer base.”

ABOUT VISUALANT, INC.

Visualant, Inc. (OTCBB:  VSUL) (www.visualant.net) develops  low-cost, high speed, light-based security and quality control solutions available for use in homeland security, anti-counterfeiting, forgery/fraud prevention, brand protection and process control applications.  Its patent-pending technology uses controlled illumination with specific bands of light, measures and records what is seen, and manages data gathered in an innovative manner enabling devices to establish a unique spectral signature for both individual and classes of items.  The spectral signatures, when matched against existing databases, allow precise identification and authentication of any item or substance.